REPORT OF INDEPENDENT AUDITORS AND FINANCIAL STATEMENTS OF

              BERLINER KRAFT-UND LICHT(BEWAG) - AKTIENGESELLSCHAFT

                             BUSINESS YEAR 1997/1998

                     AS REQUIRED BY REGULATION S-X 210.3-09

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Berliner Kraft- und Licht (Bewag)-Aktiengesellschaft
Berlin, Germany

     We have audited the accompanying balance sheet of Berliner Kraft- und Licht (Bewag)-Aktiengesellschaft as of June 30, 1998, and the related statements of profit and loss and cash flows for the year ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bewag Aktiengesellschaft as of June 30, 1998, and the results of its operations and cash flows for the year ended June 30,1998, in conformity with accounting principles generally accepted in Germany.

     Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the result of operations for the year ended June 30, 1998 and shareholders' equity as of June 30, 1998 to the extent summarized in Appendix II to the financial statements.

KPMG Deutsche Treuhand-Gesellschaft AG (hand written)
Wirtschaftsprufungsgesellschaft

Berlin, Germany
September 8, 1998

                                    BEWAG AG
                             BUSINESS YEAR 1997/1998
                                  BALANCE SHEET



                                                              NOTES   30 JUNI 1998   30 JUNI 1997
                                                               NO.    DM THOUSAND    DM THOUSAND
                                                                                     (UNAUDITED)

-------------------------------------------------------------------------------------------------
ASSETS
FIXED ASSETS:                                                   (1)
-------------------------------------------------------------------------------------------------
Intangible assets...........................................    (2)      330,978         330,410
Tangible assets.............................................    (3)    6,997,728       6,951,993(1)
Financial assets............................................    (4)      854,553         513,865
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       8,183,259       7,796,268
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
CURRENT ASSETS:
-------------------------------------------------------------------------------------------------
Inventories.................................................    (5)      168,851         190,040
Accounts receivable and other assets:
  Receivables for goods and services........................    (6)      546,744         480,187
  Receivables from affiliated companies.....................    (7)        3,265           1,047
  Receivables from companies in which participations are
    held....................................................    (8)        4,607          16,160
  Other assets..............................................    (9)      127,679         135,497
Securities..................................................   (10)      203,529         262,154
Checks, cash on hand, on deposit with Deutsche Bundesbank
  and Postbank, cash in other bank accounts.................   (11)      226,830         367,461
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       1,281,505       1,452,546
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
PREPAID EXPENSES............................................   (12)      134,192         146,439
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SPECIAL LOSS ACCOUNT........................................   (13)      384,795         392,431(1)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       9,983,751       9,787,684
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY AND LIABILITIES
EQUITY:
-------------------------------------------------------------------------------------------------
Subscribed capital..........................................   (14)      560,000         560,000
Capital reserve.............................................   (15)       56,800          56,800
Revenue reserves............................................   (16)
  Statutory reserve.........................................             848,257         848,257(1)
  Special reserve according to Section 17 Sub-section 4
    DMBiLG..................................................             384,795         392,431(1)
  Other revenue reserves....................................           1,532,535       1,469,899
-------------------------------------------------------------------------------------------------
                                                                       2,765,587       2,710,587(1)
    Net profit for the year.................................   (17)      224,000         112,000
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       3,606,387       3,439,387
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SPECIAL ITEMS WITH PARTIAL RESERVE CHARACTER................   (18)    1,844,528       1,780,264
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SPECIAL ITEM FOR INVESTMENT BONUSES.........................   (19)      410,711         451,354
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
CONSTRUCTION COST SUBSIDIES.................................   (20)      683,564         645,126
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
PROVISIONS
-------------------------------------------------------------------------------------------------
Provisions for pensions and similar obligations.............             407,804         391,415
Provisions for taxes........................................             103,452          49,766
Other provisions............................................   (21)    1,421,576       1,394,837(1)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       1,932,832       1,836,018
-------------------------------------------------------------------------------------------------
LIABILITIES.................................................   (22)
-------------------------------------------------------------------------------------------------
Liabilities to banks........................................   (23)      858,713       1,047,640
Advance payments received...................................   (24)      127,816         108,827
Liabilities for goods and services..........................             305,481         269,097
Liabilities to affiliated companies.........................                 786             845
Liabilities to companies in which participations are held...   (25)       12,016          14,290
Other liabilities...........................................   (26)      200,673         194,797
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       1,505,485       1,635,496
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
DEFERRED INCOME.............................................                 244              39
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                       9,983,751       9,787,684
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------



(1) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBiLG)

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                             PROFIT AND LOSS ACCOUNT



                                                                             1996/97
                                                   NOTES      1997/98      DM THOUSAND
                                                    NO.     DM THOUSAND    (UNAUDITED)
--------------------------------------------------------------------------------------

SALES REVENUE....................................   (27)     3,959,727      4,092,864
--------------------------------------------------------------------------------------
Stock movements and other internally produced and
  capitalised assets.............................   (28)        49,477         65,548
Other operating income...........................   (29)       299,006        419,199
Cost of materials................................   (30)    -1,227,481     -1,427,178(1)
Personnel expenses...............................   (31)    -1,159,845     -1,142,730(2)
Depreciation.....................................   (32)      -617,995       -625,880
Other operating expenses.........................   (33)      -779,942     -1,016,906(1)(2)
Income from financial assets.....................   (34)       -16,181             31
Net interest income..............................   (35)       -51,557        -58,835
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
RESULT OF ORDINARY ACTIVITIES....................              455,209        306,113
--------------------------------------------------------------------------------------
Taxes............................................   (36)      -176,209       -121,613
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
  NET INCOME FOR THE YEAR........................              279,000        184,500
--------------------------------------------------------------------------------------
Allocations to other revenue reserves............              -55,000        -72,500
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
  NET PROFIT FOR THE YEAR........................              224,000        112,000
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------



-------------------------

(1) After the reclassification of DM 104,592 thousand from other operating expenses to cost of materials

(2) After the reclassification of DM 2,500 thousand from other operating expenses to personnel expenses

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                               CASH-FLOW STATEMENT



                                                                                1996/97
                                                                 1997/98      DM MILLION
                                                                DM MILLION    (UNAUDITED)
-----------------------------------------------------------------------------------------

Net income for the year.....................................         279           185
Depreciation of fixed assets................................         634           619
Changes in long-term provisions.............................         -64           -45
Allocation to special item..................................         162           429
Release of special item.....................................        -136          -136
Other expenses and income without effect on payments........         -23           -55
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
DVFA/SG CASH-FLOW...........................................         852           997
Result from disposals of fixed assets.......................           3            -9
Increase/Decrease in inventories, receivables for goods and
  services and other assets.................................          -7           607
Increase/Decrease in liabilities for goods and services and
  other liabilities.........................................         262           105
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
INFLOW OF FUNDS FROM OPERATING ACTIVITIES...................       1,110         1,700
-----------------------------------------------------------------------------------------
Proceeds from disposals of fixed assets.....................          18            32
Disbursements for capital investments in fixed assets.......      -1,030          -921
  (including increase of participation in GASAG)............       (-354)          (--)
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
OUTFLOW OF FUNDS FOR INVESTMENT ACTIVITIES..................      -1,012          -889
-----------------------------------------------------------------------------------------
Payments to shareholders (dividend).........................        -112           -90
Receipts from taking up loans...............................          --            54
Payments for redemption of loans............................        -185          -278
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
OUTFLOW OF FUNDS FOR FINANCING ACTIVITIES...................        -297          -314
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
CHANGES IN FINANCING RESOURCES WITH EFFECT ON PAYMENT.......        -199           497
-----------------------------------------------------------------------------------------





---------------------------------------------------------------------------------------------
                                                                   30 JUNE 1997
                                                   30 JUNE 1998     DM MILLION       CHANGE
MOVEMENTS OF FINANCIAL FUNDS                        DM MILLION     (UNAUDITED)     DM MILLION
---------------------------------------------------------------------------------------------

Liquid funds.....................................      227             368            -141
Securities in current assets.....................      204             262             -58
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
FINANCIAL FUNDS..................................      431             630            -199
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                        NOTES TO THE FINANCIAL STATEMENTS

                               PRELIMINARY REMARKS

     On  1  July  1993,   Bewag  was  merged  with  the  energy  supply  company
Energieversorgung Berlin AG (EBAG), which was located in the former East Berlin.

     As a result of the merger under stock corporation law, legislation which, according to the unification treaty applied only to companies in the former GDR, now applies to Bewag as a whole. This is particularly relevant with regard to the provisions of the DM-Balance Sheet Act (DMBilG) covering the special loss account, the special reserves under Section 17 Sub-section 4 of the Act and capital reorganisation under Section 27 of the Act. In certain circumstances
Section 36 DMBilG also stipulates changes in EBAG's DM opening balance sheet, which then retroactively entail corrections in certain balance sheet item valuations for each previous year.

     As of 30 June 1998 CHANGES IN THE OPENING BALANCE SHEET were either necessary or possible for the following items:

     - Tangible assets increased by DM 0.2 million, because the total value shown for land had increased pursuant to official notices of allocation or adjustment.

     - Provisions for compensation obligations were reduced by DM 4.9 million as certain restitution claims had become more precise or due to court decisions that had become legally effective.

     - As a consequence of new investigations regarding the expenditure necessary to rehabilitate contaminated properties, provisions for contamination were reduced by DM 74.9 million. The special loss account and the special reserve were also reduced by the same amount.

     As a result of these  changes,  the  statutory  reserve was increased by DM
80.0 million.

     Bewag must also take into account the stipulations of the LAND REGISTRY ADJUSTMENT ACT (GBBerG). This act applies only to the territory which joined the Federal Republic under the unification treaty, and especially covers easements of utility supply companies in non-public land and compensation payments due to the owners of such properties. Provisions were established for this purpose as of 30 June 1995, the date of the initial application of the Act. At the time, this provision did not affect operating results in the profit and loss account; it had merely served to record such liabilities and related assets on the balance sheet.

     Since the obligations will become due in two equal installments, on 1 January 2001 and 2011, the easements were assessed at present value. The difference between the value of the easements and the obligation was recorded as prepaid expense.

     In the year under review, detailed studies of the location and quality of the properties showed that the provision should be increased by DM 49.6 million. Under the accounting methodology used, this adjustment, rather than being reported as an expense, merely increases the recorded assets and liabilities. The only consequence is a DM 3.8 million increase in depreciation expense and an adjustment of prepaid expenses.

     Because of the insignificance of Bewag's shareholdings as a whole in relationship to its financial and income position, the company took advantage of the option in Section 296 Sub-section 2 of the Commercial Code (HGB) and chose not to prepare a CONSOLIDATED ANNUAL STATEMENT.

ACCOUNTING AND VALUATION METHODS

     In the balance sheet and the profit and loss account, certain items have been combined for the sake of greater clarity; they are then shown in greater detail in the notes. Furthermore, in an effort to provide more insight into the company's financial position, a number of items have been added to the

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                        NOTES TO THE FINANCIAL STATEMENTS

                       PRELIMINARY REMARKS -- (CONTINUED)

balance sheet. The profit and loss account has been drawn up according to the cost-summary method. DM figures shown in the annual statement represent thousands.

     Specifically,   accounting   and  valuation  are  based  on  the  following
principles:

  ASSETS

     Purchased INTANGIBLE ASSETS are valued at their acquisition costs less regular straight-line depreciation.

     TANGIBLE ASSETS are assessed at acquisition or production costs. The following change was made in the year under review: With regard to the costs of self constructed assets, Bewag does not use a lump-sum overhead cost factor, but rather capitalizes only directly allocable costs. Interest paid on outside capital has been excluded from this item since 1 January 1991. When new tangible assets are added, investment subsidies are deducted from the costs of acquisition or production. Regular depreciation for tangible assets is carried out on a straight-line basis for buildings, and otherwise always at the highest degression rate permissible under taxation law; straight-line depreciation is favoured as soon as this leads to higher annual amounts. Plant for which special depreciation can be claimed under Section 4 of the Development Area Act (FordG) is also depreciated by the straight-line method, as stipulated by law. Depreciation is based on the Federal Minister of Finance's depreciation table for the energy and water supply sector.

     In the in-service year of purchase or production, new plant is depreciated at 75.0 per cent of the normal annual rate.

     According to one of the options of Section 6 Sub-section 2 of the Income Tax Act (EStG), minor assets are depreciated fully in the year of purchase or production.

     FINANCIAL ASSETS are valued at acquisition cost. Interest free loans are discounted to their present value.

     If the book value of an asset calculated according to the above principles is greater than its quoted or market value at balance-sheet date, the excess over the market value is written off.

     INVENTORIES are valued at average acquisition costs, taking into account the lower-of-cost-or-market rule. Deductions are made for inventories subject to long storage and thus potentially less suitable for use. The amounts deducted depend on the rate of turnover for the goods concerned.

     With regard to RECEIVABLES AND OTHER ASSETS, an appropriate amount is deducted for identifiable single risks. Other risks are taken into account in a general allowance for bad debts and doubtful accounts. Advance payments on receivables for goods and services are offset against electricity supplied but not yet invoiced. Receivables for electricity supplied but not yet invoiced are assessed on the basis of electricity consumption and revenue projections; a differentiated group assessment procedure is applied. Interest-free receivables are discounted according to their terms.

     SECURITIES are valued at acquisition cost or at their market price if it is lower.

     No use is made of the option right to capitalize debt discount expenses: such expenses are immediately recorded in the profit and loss account.

     Provisions for which a SPECIAL LOSS ACCOUNT had been created in the opening balance sheet of EBAG as of 1 July 1990 and which have been used up are not reported as an expenditure in the

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998
                        NOTES TO THE FINANCIAL STATEMENTS

                       PRELIMINARY REMARKS -- (CONTINUED)

relevant items of the profit and loss account; instead, the special loss account is depreciated by the amount of the used provisions.

  SHAREHOLDERS' EQUITY AND LIABILITIES

     As they  become  freely  disposable,  funds of the  SPECIAL  RESERVE  UNDER
SECTION 17 SUB-SECTION 4 OF THE DM-BALANCE SHEET ACT (DMBilG) are transferred to other revenue reserves in accordance with the current version of the Act, which has been in force since 25 July 1994.

     The amount by which the regular depreciation of tangible assets differs from the increased deduction for depreciation under Section 14 of the Berlin Promotion Act (BerlinFG) and the special depreciation under Section 4 of the Development Area Act (FordG) are disclosed as SPECIAL ITEMS WITH PARTIAL RESERVE CHARACTER, together with the reserve under Section 6b of the Income Tax Act
(EStG). The difference between regular depreciation and increased deduction is always released in accordance with established depreciation procedures, but the release of the special depreciation begins at the end of the preferential period.

     Tax-free investment bonuses are shown under liabilities as SPECIAL ITEM FOR INVESTMENT GRANTS. The release of this item into income is carried out on a straight-line basis in accordance with the period of use of the subsidised assets.

     CONSTRUCTION  COST  SUBSIDIES are released into income at an annual rate of
5.0 per cent unless a shorter term has been agreed upon.

     The PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS are formed according to actuarial principles. Fractional values are determined on the basis of an interest rate of 6.0 per cent.

     OTHER PROVISIONS reflect all risks and uncertain obligations which are identifiable according to the principles of the most probable estimate. For the first time in the year under review, no discounting was used to calculate the provisions for early retirement. In addition, a provision for future expenditures for repairs under Section 249 Sub-section 2 of the Commercial Code
(HGB) was created on 30 June 1995.

     LIABILITIES are reported at their repayment value.

  FOREIGN CURRENCY CONVERSION

     Receivables and liabilities in foreign currency are converted at the exchange rate applicable on the date of origin of the claim or liability, unless a fall or rise in the exchange rate makes a devaluation of the claim or an upvaluation of the liability necessary.

  CASH-FLOW STATEMENT

     In accordance with the bulletin of the main specialist committee of the Institute of Auditors (IDW) and with international accounting standards (IAS 7), the cash-flow statement shows payments broken down into cash flow from operations, from investment and from financing activities. Within the flow of funds resulting from operations, cash flow is shown according to DVFA/SG. The balance represents the total change in resources in the course of the business year.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                           NOTES TO THE BALANCE SHEET

1. FIXED ASSETS

     Changes in individual items of fixed assets in the 1997/98 business year, including depreciation, are shown in the "Movements in fixed assets" section.

2. INTANGIBLE ASSETS

     The two main  intangible  assets are DM 159.8 million for  easements  under
Section 9 of the Land Registry Adjustment Act (GBBerG) and the right of usage for the connection to the Western European grid network, valued at DM 145.8 million.

3. TANGIBLE ASSETS

     Additions and transfers to tangible assets involving completed and fully charged installations amount to DM 809.2 million. The most significant additions were investments made for power transmission and distribution equipment as well as for district heating installations -- including DM 326.8 million for cable and overhead line networks and DM 77.0 million for the Friedrichshain substation.

     The value of advance payments made and installations under construction fell by DM 165.9 million to DM 709.0 million. This amount covers the 380-kV underground link between Mitte and Friedrichshain substations as well as various electricity and heat distribution installations.

4. FINANCIAL ASSETS

     The decrease in our shares in affiliated companies is largely due to the write off of EAB Fernwarme GmbH, Berlin to its assessed value. Lendings to affiliated companies were exclusively to IPH Institut "Pruffeld fur elektrische Hochleistungstechnik" GmbH, Berlin.

     The increase in our participations results mainly from the fact that we extended our 11.95 per cent participation in GASAG Berlin Gaswerke AG, Berlin by a further 13.04 per cent to 24.99 per cent. Lendings to companies in which we hold participations were to the IT company BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin, as well as to EUS Energie und Umwelt Service GmbH, Berlin.

5. INVENTORIES



---------------------------------------------------------------------------------------------
                                                                   30 JUNE 1997
                                                    30 JUNE 1998   DM THOUSAND      CHANGE
                                                    DM THOUSAND    (UNAUDITED)    DM THOUSAND
                                                    ------------   ------------   -----------

Raw materials and supplies........................    155,681        172,111        -16,430
Work in progress for public lighting..............     13,170         17,929         -4,759
                                                      -------        -------        -------
  Total...........................................    168,851        190,040        -21,189
                                                      =======        =======        =======
---------------------------------------------------------------------------------------------


                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

     The  reduction  in raw  materials  and  supplies  is mainly  due to reduced amounts of fuel oil and operating materials. Deductions were made for inventories that have been in storage for a long time with little turnover as the value of such material had decreased.

6. RECEIVABLES FOR GOODS AND SERVICES



---------------------------------------------------------------------------------------------
                                                                   30 JUNE 1997
                                                    30 JUNE 1998   DM THOUSAND      CHANGE
                                                    DM THOUSAND    (UNAUDITED)    DM THOUSAND
                                                    ------------   ------------   -----------

Electricity supplied..............................    412,814        396,406        16,408
Heating supplied..................................    116,748         77,594        39,154
Other goods and services supplied.................     17,182          6,187        10,995
                                                      -------        -------        ------
  Total...........................................    546,744        480,187        66,557
                                                      =======        =======        ======
---------------------------------------------------------------------------------------------



     The increase in receivables is due largely to this year's new billing procedure for heat supplied and, in the electricity sector, to the one-time effects of the pricing and contract reform for special-contract customers introduced on 1 October 1997.

     Receivables for electricity and heating supplied include DM 769.0 million in payments on account received for electricity and heating consumed but not yet billed (previous year: DM 764.8 million).

     Of the receivables shown here, DM 16,198 thousand (previous year: DM 15,398 thousand) have terms of more than one year.

7. RECEIVABLES FROM AFFILIATED COMPANIES

     The receivables  shown are mainly due from the district heating company EAB
Fernwarme   GmbH   and   from   IPH   Institut    "Pruffeld   fur    elektrische
Hochleistungstechnik" GmbH, Berlin.

8. RECEIVABLES FROM COMPANIES IN WHICH PARTICIPATIONS ARE HELD

     The receivables shown are largely due from the gas supply company GASAG Berliner Gaswerke AG, Berlin, as well as from the IT company BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin.

9. OTHER ASSETS

     The other assets shown mainly contain DM 50.0 million in receivables from orders and services not yet invoiced, DM 29.5 million in advance payments made and DM 26.4 million in receivables from ancillary business and insurance payments.

     Of the other assets, DM 4,191 thousand (previous year: DM 3,977 thousand) have terms of more than one year.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

10. SECURITIES

     This item covers mortgage bonds, one federal treasury note and one state government treasury note.

11. CHEQUES, CASH ON HAND AND ON DEPOSIT WITH DEUTSCHE BUNDESBANK, POSTBANK, CASH IN OTHER BANK ACCOUNTS

--------------------------------------------------------------------------------
                                                                   30 JUNE 1997
                                                    30 JUNE 1998   DM THOUSAND      CHANGE
                                                    DM THOUSAND    (UNAUDITED)    DM THOUSAND
                                                    ------------   ------------   -----------

Cheques and cash on hand..........................        528            524              4
Deposits with Deutsche Bundesbank and Postbank....     21,103         60,509        -39,406
Cash in other bank accounts.......................    205,199        306,428       -101,229
                                                      -------        -------       --------
  Total...........................................    226,830        367,461       -140,631
                                                      =======        =======       ========

--------------------------------------------------------------------------------

12. PREPAID EXPENSES

     Prepaid expenses contain the difference between the nominal value and the present value of the compensation payments under Section 9 of the Land Registry Adjustment Act (GBBerG) -- DM 130,8 million -- as well as prepayments for pensions and other prepayments.

13. SPECIAL LOSS ACCOUNT UNDER SECTION 17 SUB-SECTION 4 OF THE DM-BALANCE SHEET ACT (DMBILG)

     DM 7.6 million in provisions related to the special loss account were used during the course of the year under review, and the special loss account was reduced by this amount to a value of DM 384.8 million.

14. SUBSCRIBED CAPITAL

     The subscribed capital at the balance-sheet date amounts to DM 560.0 million. Bayernwerk Aktiengesellschaft, Munich, and Southern Energy Holding Beteiligungsgesellschaft mbH, Berlin, each hold 26.0 per cent. 23.0 per cent are held by PreussenElektra Aktiengesellschaft, Hanover, and 25.0 per cent are in scattered ownership.

     The capital stock is distributed in:

          GROUP A SHARES (bearer shares with single voting right)

          75,333,400 shares with a face value of DM 5 each; 75,333,400 votes

          GROUP B SHARES (registered shares with double voting right)

          36,666,600 shares with a face value of DM 5 each; 73,333,200 votes

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

15. CAPITAL RESERVE

     The capital reserve contains allocations from share premiums and the reserves arising from the Bewag opening balance sheet of 1 April 1949.

16. REVENUE RESERVES

--------------------------------------------------------------------------------------------
                                                                 30 JUNE 1997
                                                  30 JUNE 1998   DM THOUSAND       CHANGE
                                                  DM THOUSAND    (UNAUDITED)     DM THOUSAND
                                                  ------------   ------------    -----------

Statutory reserve...............................     848,257        848,257(1)          0
Special reserve under Section 17
  Sub-section 4 DMBilG..........................     384,795        392,431(1)     -7,636
Other revenue reserves..........................   1,532,535      1,469,899        62,636
                                                   ---------      ---------        ------
  Total.........................................   2,765,587      2,710,587(1)     55,000
                                                   =========      =========        ======



(1) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBilG)
--------------------------------------------------------------------------------

     The  statutory   reserve   contains  DM  824.1  million  from  the  earlier
realignment  of  the  capital   position  of  EBAG  effected  under  Section  27
Sub-section 2 of the DM-Balance Sheet Act (DMBilG).

     DM 55.0 million of this year's net income were allocated to the other revenue reserves. In addition, a freely disposable amount of DM 7.6 million was transferred from the special reserve under Section 17 Sub-section 4 of the DM-Balance Sheet Act (DMBilG) to the other revenue reserves.

17. NET PROFIT FOR THE YEAR

     After the  allocation  of DM 55.0  million of this  year's net income of DM
279.0 million to the other revenue  reserves,  the net profit for the year is DM
224.0 million.

18. SPECIAL ITEM WITH PARTIAL RESERVE CHARACTER

---------------------------------------------------------------------------------------------
                                                                   30 JUNE 1997
                                                    30 JUNE 1998   DM THOUSAND      CHANGE
                                                    DM THOUSAND    (UNAUDITED)    DM THOUSAND
                                                    ------------   ------------   -----------

Increased deduction for depreciation under Section
  14 of the Berlin Promotion Act (BerlinFG).......     511,861        571,826       -59,965
Special depreciations under Section 4 of the
  Development Area Act (FordG)....................   1,324,150      1,191,768       132,382
Reserve under Section 6b of the Income Tax Act
  (EStG)..........................................       8,517         16,670        -8,153
                                                     ---------      ---------       -------
  Total...........................................   1,844,528      1,780,264        64,264
                                                     =========      =========       =======
---------------------------------------------------------------------------------------------


                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

     In the year under review,  the DM 16.7 million of last year's reserve under
Section 6b of the Income Tax Act was transferred to purchased land.

19. SPECIAL ITEM FOR INVESTMENT GRANTS

     While DM 14.4 million was allocated to the special item for investment grants, the overall reduction in this item results from the release into income of an amount of DM 55.0 million.

20. CONSTRUCTION COST SUBSIDIES

     DM 62.5 million of construction cost subsidies relate to construction in progress. Of the remainder, DM 389.1 million apply to electricity supply, DM
231.3 million to heating supply and DM 0.7 million to public lighting.

21. OTHER PROVISIONS

--------------------------------------------------------------------------------
                                                   30 JUNE 1998   30 JUNE 1997     CHANGE
                                                   DM THOUSAND    DM THOUSAND    DM THOUSAND
                                                   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                   ------------   ------------   -----------

Contamination removal............................     407,765        437,588(1)    -29,823
Personnel........................................     442,002        441,744           258
Easements under Section 9 of the Land Registry
  Adjustment Act (GBBerG)........................     384,575        334,996        49,579
Uncertain liabilities for supplies and
  services.......................................      59,254         57,046         2,208
Compensation obligations for property............      33,743         34,443(1)       -700
Demolition and dismantling.......................       7,999         13,033        -5,034
Interest on old loans of the former EBAG.........          --         16,284       -16,284
Sundry...........................................      86,238         59,703        26,535
                                                    ---------      ---------       -------
  Total..........................................   1,421,576      1,394,837(1)     26,739
                                                    =========      =========       =======

(1) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBilG)
--------------------------------------------------------------------------------

     The provisions for contamination removal take into account the costs anticipated in the eastern districts of Berlin for the replacement of soil on contaminated properties, the removal and disposal of oil-insulated cables, and soil rehabilitation measures required as a result of leakages of oil-insulated cables on properties owned by third parties. In addition, a deduction of DM
110.3 million has been made with regard to the value of contaminated properties in the area formerly supplied by EBAG.

     The provisions for personnel expenses mainly contain provisions for early retirement arrangements, profit-sharing measures, anniversary payments, annual bonus payments, residual holiday entitlement, and for our new arrangements for part-time work of older employees.

     The provisions for uncertain liabilities arising from supplies and services also contain provisions for contingent losses for future expenditures.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

     The sundry provisions mainly contain DM 38.4 million for expected expenditure to repair the facade of the former main administration building, which is classified as a historical monument, as well as DM 23.7 million for outside services which have not yet been invoiced.

22. LIABILITIES

     The composition and terms of our liabilities can be seen in the following table:

--------------------------------------------------------------------------------
                                                                           TERMS
                                                -----------------------------------------------------
                                                  UP TO 1         1 - 5         OVER 5
                                                    YEAR          YEARS         YEARS         TOTAL
                                                     DM            DM             DM           DM
TYPE OF LIABILITY                                 THOUSAND      THOUSAND       THOUSAND     THOUSAND
-----------------                               ------------   -----------   ------------   ---------

Liabilities to banks..........................    454,817        170,316       233,580        858,713
  previous year (unaudited)...................    197,929        350,165       499,546      1,047,640
Advanced payments received....................    127,816             --            --        127,816
  previous year (unaudited)...................    108,827             --            --        108,827
Liabilities for goods and services............    305,481             --            --        305,481
  previous year (unaudited)...................    269,097             --            --        269,097
Liabilities to affiliated companies...........        786             --            --            786
  previous year (unaudited)...................        845             --            --            845
Liabilities to companies in which
  participations are held.....................     12,016             --            --         12,016
  previous year (unaudited)...................     14,290             --            --         14,290
Other liabilities.............................     96,801         61,472        42,400        200,673
  previous year (unaudited)...................     91,230         46,767        56,800        194,797
  including -- tax liabilities................    (23,445)           (--)          (--)       (23,445)
  previous year (unaudited)...................    (34,041)           (--)          (--)       (34,041)
  social security.............................    (25,341)           (--)          (--)       (25,341)
  previous year (unaudited)...................    (24,393)           (--)          (--)       (24,393)
                                                  -------        -------       -------      ---------
     Total liabilities........................    997,717        231,788       275,980      1,505,485
                                                  -------        -------       -------      ---------
       previous year (unaudited)..............    682,218        396,932       556,346      1,635,496
                                                  =======        =======       =======      =========

--------------------------------------------------------------------------------

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                   NOTES TO THE BALANCE SHEET -- (CONTINUED)

23. LIABILITIES TO BANKS

     The reduction of DM 188.9 million largely represents repayments of DM 185.2 million, DM 13.2 million of which were made in advance of due date. Liabilities to banks also involve DM 126.7 million in loans under Section 16 of the Berlin Promotion Act (BerlinFG) and DM 454.6 million in loans under Section 17 of the same Act.

24. ADVANCE PAYMENTS RECEIVED

     The increase in advance payments is largely attributable to electricity operations.

25. LIABILITIES TO COMPANIES IN WHICH PARTICIPATIONS ARE HELD

     These liabilities are almost entirely to the energy and environmental service company EUS Energie und Umwelt Service GmbH, to the gas supply company GASAG Gaswerke AG, Berlin, and to the IT company BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin.

26. OTHER LIABILITIES

     Other liabilities of DM 200.7 million include a loan from an insurance company of DM 100.0 million.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                      NOTES TO THE PROFIT AND LOSS ACCOUNT

27. SALES REVENUES



                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
BREAKDOWN BY AREA OF ACTIVITY                       DM THOUSAND   (UNAUDITED)   DM THOUSAND
-----------------------------                       -----------   -----------   -----------

Electricity supplies..............................   3,081,755     3,167,907      -86,152
Heating supplies..................................     822,837       883,113      -60,276
Public lighting...................................      55,135        41,844       13,291
                                                     ---------     ---------     --------
  Total...........................................   3,959,727     4,092,864     -133,137
                                                     =========     =========     ========

     There was a decrease of 2.7 per cent in sales revenues from the supplies of electricity. The discrepancy between this figure and the 0.4 per cent decrease in the quantity of electricity sold is mainly due to the price reductions for high and medium-voltage customers which went into force on 1 January 1997 as well as at the time of the pricing and contract reform of 1 October 1997.

     The reduction in sales revenues from heating supplies is mainly due to the strong decrease in the amount of heat supplied as a result of the weather conditions -- in spite of a slight increase in the thermal output capacity sold.

     The rise in revenue in the area of public lighting is the result of an increased release of funds by the state of Berlin for the operation and maintenance of street and traffic lighting.

28. CHANGES IN INVENTORIES AND OTHER INTERNALLY PRODUCED AND CAPITALIZED ASSETS

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------

Changes in amount of work in progress for public
  lighting........................................    (4,759)       (10,265)        5,506
Other internally produced and capitalized
  assets..........................................    54,236         75,813       -21,577
                                                      ------        -------       -------
  Total...........................................    49,477         65,548       -16,071
                                                      ======        =======       =======

29. OTHER OPERATING INCOME

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------

Income from the release of special items:
  with partial reserve character..................     80,778        81,280          -502
  for investment bonuses..........................     55,032        54,588           444
Sundry operating income...........................    163,196       283,331      -120,135
                                                      -------       -------      --------
  Total...........................................    299,006       419,199      -120,193
                                                      =======       =======      ========


     The income from the release of special items with partial reserve character is attributable to the release of DM 60.0 million due to additional tax depreciations made in earlier years under Section 14

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
              NOTES TO THE PROFIT AND LOSS ACCOUNT -- (CONTINUED)

of the Berlin Promotion Act (BerlinFG) and of DM 20.8 million due to special depreciations made in previous years under Section 4 of the Development Area Act (FordG).

     The sundry operating income includes DM 33.1 million in refunds for changes made to our distribution installations at the request of third parties, DM 28.0 million from repairs and other services, DM 27.7 million in income from the release of provisions, DM 13.9 million from claim adjustments, DM 10.4 million from rentals and leases, DM 9.2 million in credit notes from fuel deliveries for previous years as well as DM 8.5 million in revenue from the sale of properties.

30. COST OF MATERIALS

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------

Expenditure for raw materials and supplies and for
  purchased goods.................................     949,864     1,031,977       -82,113
including -- fuel.................................    (524,184)     (560,431)     (-36,247)
          -- power................................    (315,443)     (358,419)     (-42,976)
Expenditure for purchased services................     277,617       395,201      -117,584
                                                     ---------     ---------     ---------
  Total...........................................   1,227,481     1,427,178      -199,697
                                                     =========     =========     =========

     The reduction in expenditure for fuel is due mainly to a decrease in demand. In addition, structural shifts in our use of fuel from relatively expensive fuel oil to less costly lignite have contributed to lower expenditure levels.

     We achieved considerable savings in our expenditure for power by buying more of our purchased electricity in the spot market, where prices are more favourable.

     The decrease in expenditure for purchased services is mainly due to savings in maintenance.

     1996/97  expenditure  for  purchased  services is now  reported as being DM
104.6 million higher; this is because all maintenance expenditure is now shown under this item, and no longer under other sundry operating expenses. Correspondingly, the latter item has been reduced by DM 104.6 million. This reclassification gives a better idea of the company's expenses.

31. PERSONNEL EXPENSES


                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------

Wages and salaries................................     896,403       879,130       17,273
Social security contributions and expenditure for
  pensions and benefits...........................     263,442       263,600         -158
  including payments for pensions.................     (93,900)      (95,680)     (-1,780)
                                                     ---------     ---------      -------
     Total........................................   1,159,845     1,142,730       17,115
                                                     =========     =========      =======

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
              NOTES TO THE PROFIT AND LOSS ACCOUNT -- (CONTINUED)

     The increase in personnel expenditure -- in spite of lower average numbers of staff -- is mainly the result of the new provisions to cover arrangements on part-time work for older employees and of the increased need for provisions for early retirement arrangements. In addition, wage adjustments resulting from collective bargaining, which were retroactive to the previous year, increased expenditure by DM 17.3 million.

     The 1996/97 figure is now reported as being DM 2.5 million higher, because expenditures resulting from provisioning for residual holiday is now shown under wages and salaries and no longer under sundry operating expenses. Correspondingly, the previous year's figure for the latter item has been reduced by DM 2.5 million. There has also been an increase of DM 1.4 million in the previous year's payments for pensions, because this item now includes amounts paid to the Mutual Benefit Association for Pension Security. These reclassifications also give a better idea of our expenses.

32. DEPRECIATION

     Depreciation of tangible and intangible assets can be seen in the "Movements in fixed assets" overview. It includes extraordinary depreciation of DM 10.2 million on advance payments for intangible assets as well as DM 12.6 million for tangible assets. In addition, the special loss account was depreciated by DM 7.6 million.

33. OTHER OPERATING EXPENSES

                                                                                  CHANGE
                                                      1997/98       1996/97     DM THOUSAND
                                                    DM THOUSAND   DM THOUSAND   (UNAUDITED)
                                                    -----------   -----------   -----------

Allocation to special items with partial reserve
  character.......................................    161,711        428,723     -267,012
Franchise fee.....................................    204,366        193,710       10,656
Sundry operating expenses.........................    413,865        394,473       19,392
                                                      -------      ---------     --------
  Total...........................................    779,942      1,016,906     -236,964
                                                      =======      =========     ========



     Allocations to special items with partial reserve character consist of special depreciations of DM 153.2 million under Section 4 of the Development Area Act (FordG) and a reserve of DM 8.5 million under Section 6b of the Income Tax Act (EStG).

     The higher franchise fee is based on the increase stipulated in the franchise contract with the state of Berlin, which came into effect on 1 January 1997 and now affected the entire business year.

     Sundry operating expenses especially include DM 77.1 million in outside services for the administration and marketing departments, DM 43.7 million for data centre services rendered by BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin, DM 36.9 million in rent and lease payments, DM 27.6 million in allowances on receivables and other assets, DM 23.2 million for the purchase of materials for the administration and marketing departments as well as DM 19.7 million in insurance premiums. The main components of the item which are unrelated to this accounting period are DM 17.6 million on retroactive rate adjustments for heating, DM 12.0 million in costs for dismantling and losses of DM 11.7 million from the retirement of assets.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
              NOTES TO THE PROFIT AND LOSS ACCOUNT -- (CONTINUED)

34. INCOME FROM FINANCIAL ASSETS



                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------

Income from companies in which participations are
  held............................................      5,720         3,014         2,706
  including from affiliated companies.............    (-2,993)      (-2,671)        (-322)
Income from other securities and from lending of
  financial assets................................      1,693           891           802
  including from affiliated companies.............       (716)         (141)        (-575)
Depreciation on financial assets and securities...    -23,541        -1,556       -21,985
Expenses for losses transferred...................        -53        -2,318         2,265
                                                      -------       -------       -------
Total.............................................    -16,181            31       -16,212
                                                      =======       =======       =======


     Income from companies in which participations are held consists largely of the 1997 dividends and corporation tax credits received for the district heating company Fernheizwerk Neukolln AG, Berlin, and for the IT company BerlinDat Gesellschaft fur Informationsverarbeitung und Systemtechnik mbH, Berlin.

     Depreciation on financial assets and securities covers mainly write off to their assessed values of EAB Fernwarme GmbH, Berlin (DM 19.5 million), ARGE Modellprojekt Berliner Energiesparpartnerschaft Bewag/Landis & Gyr, Berlin (DM
1.7 million), EAB Energie-Anlagen Berlin GmbH, Berlin (DM 1.3 million), EUS Energie und Umwelt Service GmbH, Berlin (DM 0.6 million), EFR Europaische Funk-Rundsteuerung GmbH, Berlin (DM 0.2 million) and Berliner Energieagentur GmbH, Berlin (DM 0.2 million).

     The expenses for losses transferred result entirely from the losses incurred in the 1997 business year by "DEPOGAS-Gesellschaft zur Gewinnung und Verwertung von Deponiegasen mbH" , a Berlin company for the exploitation of gas from waste tips.

35. NET INTEREST INCOME

                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------

Other interest and similar income.................     27,180        37,412       -10,232
Interest and similar expense......................    -78,737       -96,247        17,510
                                                      -------       -------       -------
  Total...........................................    -51,557       -58,835         7,278
                                                      =======       =======       =======

     The reduction in other interest and similar income is mainly due to the lower total average of financial investments.

     The decline in interest and similar expense is largely the result of reduced average holdings in long-term loans.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
              NOTES TO THE PROFIT AND LOSS ACCOUNT -- (CONTINUED)

36. TAXES


                                                                    1996/97
                                                      1997/98     DM THOUSAND     CHANGE
                                                    DM THOUSAND   (UNAUDITED)   DM THOUSAND
                                                    -----------   -----------   -----------

Taxes on revenue and income.......................    169,496        98,710        70,786
Other taxes.......................................      6,713        22,903       -16,190
                                                      -------       -------       -------
  Total...........................................    176,209       121,613        54,596
                                                      =======       =======       =======

     The increase in taxes on revenue and income is attributable to a rise in taxable income.

     The reduction in other taxes is due almost exclusively to the abolition of the trading capital tax as of 1 January 1998 and the abolition of the net worth tax as of 1 January 1997. This item now includes only real property tax and motor vehicles tax.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998

                            SUPPLEMENTARY INFORMATION

EFFECTS OF VALUATION CHANGES AND TAX REGULATIONS ON THE REPORTED NET INCOME

     Accounting changes (Section 284 Sub-section 2 no. 3 of the Commercial Code) with regard to provisions for early retirement arrangements have resulted in approximately DM 20 million in increased expenditure. However, because of the reduction by the same amount in otherwise permissible special depreciation under
Section 4 of the Development Area Act (FordG), this measure has no effect on the net income for the year.

     On the basis of the balance of allocations and releases of special items with partial reserve character, and the associated effect this has on the tax expenditure and on other expenditure dependent on profits and dividends, the net income declared for the year is approximately DM 39 million lower than the amount which would otherwise have been declarable.

     The future revenue tax burden arising from the release of special items with partial reserve character will depend on the tax rates applicable at the time.

OTHER FINANCIAL OBLIGATIONS

     Future capital expenditure already approved by the Supervisory Board and maintenance work needing to be done in the coming years represent purchase commitments of approximately DM 650 million (previous year: DM 472 million). This amount includes mainly capital expenditure for repairs and for the extension of our electricity and heat generating and distribution installations.

     The cash value of payment obligations arising from long-term rental and leasing agreements is approximately DM 358 million (previous year: DM 366 million).

     There are approximately DM 149 million (previous year: DM 209 million) in other discounted purchase commitments, including approximately DM 112 million (previous year: DM 147 million) relating to affiliated companies.

     Fuel and power supplies are secured by long-term contracts in line with the customs of the trade.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998

SHARE OWNERSHIP UNDER SECTION 285 NO. 11 OF THE COMMERCIAL CODE (HGB)



                                                     SHARE IN       EQUITY ON
                                                     CAPITAL    DECEMBER 31, 1997   1997 RESULT
NAME AND LOCATION OF THE COMPANY                        %          DM THOUSAND      DM THOUSAND
--------------------------------                     --------   -----------------   -----------
                                                                         (DM THOUSAND)

DEPOGAS-Gesellschaft zur Gewinnung und Verwertung
  von Deponiegasen mbH, Berlin(1)..................   100.00               0                0
EAB Fernwarme GmbH, Berlin.........................   100.00          16,677           -6,307
Bewag Immobilienmanagement GmbH, Berlin............   100.00           1,203              177
IPH Institut "Pruffeld fur elektrische
  Hochleistungstechnik" GmbH, Berlin...............   100.00          16,759           -2,931
Bewag Energiemanagement GmbH, Berlin...............   100.00             493               -7
FHW Fernheizwerk Neukolln Aktiengesellschaft,
  Berlin...........................................    75.22          24,941            3,178
EAVV Energie Assekuranz Versicherungs Vermittlungs
  GmbH, Berlin.....................................    60.00             420              320
ARGE Energiesparpartnerschaft Bewag/Landis & Gyr
  GbR, Berlin......................................    50.00           1,859               -3
BerlinDat Gesellschaft fur Informationsverarbeitung
  und Systemtechnik mbH, Berlin(2).................    50.00           4,527            2,527
EAB Energie-Anlagen Berlin GmbH, Berlin(3).........    50.00               0           -3,234
Berliner Energieagentur GmbH, Berlin...............    33.33           3,372             -568
EFR Europaische Funk-Rundsteuerung GmbH, Berlin....    30.00               0           -1,104
EBH Energie-Beteiligungsholding GmbH, Dortmund.....    25.00         550,260            2,254
EUS Energie und Umwelt Service GmbH, Berlin........    25.00              68           -1,028
GASAG Berliner Gaswerke AG, Berlin.................    24.99         939,265          -98,161



-------------------------

(1) There is a profit and loss transfer contract with the company.

(2) The business year ended on 30 September 1997.

(3) The shares were sold on 28 July 1998.

LIABILITY

     Of the liabilities for sureties, which total DM 22.1 million (previous year: DM 22.8 million), DM 19.6 million represent sureties for loans of the district heating company EAB Fernwarme GmbH, Berlin, and DM 2.5 million for loans of the waste tip gas exploitation company DEPOGAS-Gesellschaft zur Gewinnung und Verwertung von Deponiegasen mbH, Berlin.

     There are also guarantees of DM 17.2 million (previous year: DM 20.9 million). DM 15.9 million of this amount represent guarantees for affiliated companies (previous year: also DM 15.9 million).

NOTIFICATIONS OF PARTICIPATION

     In accordance with the stipulations of Section 20 Sub-section 5 in connection with Sub-section 1 of the German Stock Corporation Act (AktG), the state of Berlin notified Bewag in a letter dated

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998

29 September 1997 that it no longer holds a participation of more than 25 per cent in Bewag's capital stock.

     In accordance with Section 20 Sub-section 1 of the German Stock Corporation Act, Bewag was also notified by the Southern Company, Atlanta, on behalf of Southern Energy Holding Beteiligungsgesellschaft mbH, Berlin, in a letter of 6 October 1997, and by Bayernwerk AG, Munich, in a letter of 13 January 1998, that they own more than 25 per cent of Bewag stock.

AVERAGE PERSONNEL LEVEL IN THE BUSINESS YEAR

     Employees (excluding apprentices)

                                                              1997/98   1996/97   CHANGE
                                                              -------   -------   ------
                                                                     (UNAUDITED)

Craftsmen...................................................   3,563     3,927     -364
Technical staff.............................................   3,224     3,312      -88
Commercial staff............................................   2,241     2,348     -107
                                                               -----     -----     ----
  Total.....................................................   9,028     9,587     -559
                                                               =====     =====     ====


DETAILS OF THE COMPANY'S CORPORATE GOVERNANCE

     Members of Bewag's Supervisory Board and Board of Management are listed in Appendix I to these notes.

     For the 1997/98 business year, the total remuneration of the Board of Management was DM 5,248,310 (previous year: DM 3,432,591) and the remuneration for the Supervisory Board was DM 957,250 (previous year: DM 473,000).

     A total of DM 2,519,819 (previous year: DM 2,296,560) was paid to former members of the Board of Management and their surviving family; a total of DM 23,608 thousand (previous year: DM 20,297 thousand) is allocated as provision for pension obligations to this group of persons.

DISTRIBUTION OF THE NET PROFIT FOR THE YEAR

     We propose that the net profit for the year of DM 224,000,000 be used to pay a dividend on the current capital stock of DM 560 million as well as on the coming capital increase of a further DM 560 million from corporate funds.

Berlin, 8 September 1998

BERLINER KRAFT- UND LICHT (BEWAG)-AKTIENGESELLSCHAFT
The Board of Management

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998

                            MOVEMENTS IN FIXED ASSETS



                                                  ACQUISITION OR PRODUCTION COSTS
-------------------------------------------------------------------------------------------------
                                     STATUS                                             STATUS
                                   1 JULI 1997   ADDITIONS   TRANSFERS   DISPOSALS   30 JUNI 1998
                                       DM           DM          DM          DM            DM
                                    THOUSAND     THOUSAND    THOUSAND    THOUSAND      THOUSAND
-------------------------------------------------------------------------------------------------

INTANGIBLE ASSETS
-------------------------------------------------------------------------------------------------
Industrial property rights and
  similar rights and assets......     427,535       25,937      1,517       3,774        451,215
Advance payments.................      22,277        6,258     -1,481      10,059         16,995
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                      449,812       32,195         36      13,833        468,210
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
TANGIBLE ASSETS
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Real estate, rights equivalent to
  real estate and buildings,
  including buildings on third
  party land property............   2,987,334(5)    11,347     62,082      12,596      3,048,167
Power plant installations........   5,851,717       21,254     36,702      48,856      5,860,817
Electricity transmission and
  distribution installations.....   5,000,839      150,818(1)  372,194     23,904(1)   5,499,947
District heating distribution
  installations..................   2,159,598       31,227     94,061      15,161      2,269,725
Other installations, operating
  and business equipment.........     423,266       13,586(2)   15,903     25,215(2)     427,540
Advance payments and
  installations under
  construction...................     874,926      451,259   -580,978      36,234        708,973
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                   17,297,680      679,491        -36     161,966     17,815,169
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Shares in affiliated companies...      88,126          500         --          --         88,626
Loans to affiliated companies....       6,400        8,000         --          --         14,400
Participations...................     414,574      355,750         --       1,954        768,370
Loans to companies in which
  participations are held........      18,993          500         --          --         19,493
Other loans......................       2,950          717         --         596          3,071
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                      531,043      365,467         --       2,550        893,960
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
FIXED ASSETS.....................  18,278,535    1,077,153         --     178,349     19,177,339
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------



(1) Including minor assets: DM 10,682 thousands

(2) Including minor assets: DM 3,189 thousands

(5) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBilG)

The accompanying notes are an integral part of these statements.

                                    BEWAG AG
                            BUSINESS YEAR 1997/1998

                            MOVEMENT IN FIXED ASSETS

                                                                                                        NET BOOK VALUES
                                           ACCUMULATED DEPRECIATION IN DM THOUSAND                      IN DM THOUSAND
                              -----------------------------------------------------------------   ---------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                    STATUS
                                STATUS                                                STATUS         STATUS      30 JUNI 1997
                              1 JULI 1997   ADDITIONS      TRANSFERS   DISPOSALS   30 JUNI 1998   30 JUNI 1998   (UNAUDITED)
                              -----------   ---------      ---------   ---------   ------------   ------------   ------------
-----------------------------------------------------------------------------------------------------------------------------

INTANGIBLE ASSETS
-----------------------------------------------------------------------------------------------------------------------------
Industrial property rights
  and similar rights and
  assets....................     119,402      21,120           --         3,290        137,232       313,983        308,133
Advance payments............          --      10,189           --        10,189             --        16,995         22,277
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                 119,402      31,309           --        13,479        137,232       330,978        330,410
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
TANGIBLE ASSETS
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Real estate, rights
  equivalent to real estate
  and buildings, including
  buildings on third party
  land property.............     903,848      87,664          355         5,181        986,686     2,061,481      2,083,486(5)
Power plant installations...   4,616,845     195,731          634        43,666      4,769,544     1,091,273      1,234,872
Electricity transmission and
  distribution
  installations.............   3,194,257     169,849(1)      -722        22,804(1)   3,340,580     2,159,367      1,806,582
District heating
  distribution
  installations.............   1,303,872      87,165           87        11,664      1,379,460       890,265        855,726
Other installations,
  operating and business
  equipment.................     326,865      38,641(2)      -354        23,981(2)     341,171        86,369         96,401
Advance payments and
  installations under
  construction..............          --          --           --            --             --       708,973        874,926
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                              10,345,687     579,050           --       107,296     10,817,441     6,997,728      6,951,993
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Shares in affiliated
  companies.................      11,000      19,506           --            --         30,506        58,120         77,126
Loans to affiliated
  companies.................          --          --           --            --             --        14,400          6,400
Participations..............       6,082       4,019           --         1,278          8,823       759,547        408,492
Loans to companies in which
  participations are held...          --          --           --            --             --        19,493         18,993
Other loans.................          96(3)       --           --            18(4)          78         2,993          2,854
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                  17,178      23,525           --         1,296         39,407       854,553        513,865
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
FIXED ASSETS................  10,482,267     633,884           --       122,071     10,994,080     8,183,259      7,796,268
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Including minor assets: DM 10,682 thousands

(2) Including minor assets: DM 3,189 thousands

(3) Discount of interest

(4) Accumulation of interest because of retirements disposal

(5) After adjustment according to Section 36 of the DM-Balance Sheet Act
    (DMBilG)

The accompanying notes are an integral part of these statements.



                                                                    APPENDIX I
                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

                                SUPERVISORY BOARD

BARNEY S. RUSH
(from 26 September 1997)
Chairman from 15 December 1997
President of Southern Energy Development
Europe Ltd., London

ERNST-OTTO KOCK
Deputy chairman from 15 December 1997
Deputy Chairman of the Public Services and
Transport Trade Union, Berlin regional
administration, Berlin

SVEN BERGELIN
(From 15 December 1997)
Department head for industry of the
DAG-Union, Berlin-Brandenburg Land
Administration, Berlin

HANS-JURGEN CRAMER
(from 15 December 1997)
Head of a main department of Bewag, Berlin

RAINER FRANK ELSASSER
(from 15 December 1997)
Member of the Board of Management of
Bayernwerk Aktiengesellschaft, Munich

KLAUS FORSTER
Member of the Board of Management of
Bayernwerk Aktiengesellschaft, Munich

DR. MANFRED GENTZ
(from 15 December 1997)
Member of the Board of Management of
Daimler Benz Aktiengesellschaft, Stuttgart

DR. HANS-DIETER HARIG
(Chairman until 15 December 1997)
Chairman of the Board of Management of
PreussenElektra Aktiengesellschaft, Hanover

BERND HELMS
(from 15 December 1997)
Head craftsmen of Bewag, Berlin

RITA KUHNER-PRZEWOSNIK
(from 15 December 1997)
Section head of Bewag, Berlin

CARL-FRIEDRICH MEISSNER
(from 15 December 1997)
Former Member of the Board of Management of the Deutsche Telekom Aktiengesellschaft,
Calw

DR. GEORG OBERMEIER
(From 26 September 1997)
Member of the Board of Management of
VIAG Aktiengesellschaft, Munich

REINHOLD OFFERMANN
(from 15 December 1997)
Member of the Board of Management of
PreussenElektra Aktiengesellschaft, Springe

RICHARD J. PERSHING
(From 26 September 1997)
Senior Vice President of
Southern Energy Inc., Rosewell

KARL-HEINZ DIETER REGEL
(from 15 December 1997)
Project engineer of Bewag, Berlin

MARTIN SATTLER
(from 15 December 1997)
Meter fitter with special responsibilities of Bewag, Berlin

UWE SCHARF
(from 15 December 1997)
Deputy Chairman of the Public Services
and Transport Trade Union, Berlin regional administration, Berlin

MARIO SCHONIAN
(from 15 December 1997)
1st car mechanic of Bewag, Berlin

HERBERT STROBEL
1st senior clerk of Bewag, Berlin

DR. GIUSEPPE VITA
Chairman of the Board of Management
of Schering Aktiengesellschaft, Berlin

                       RESIGNED FROM THE SUPERVISORY BOARD

STEPHAN BOEHNKE
(until 15 December 1997)
Technician with special responsibilities of
Bewag, Berlin

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998

DR. ALFRED DWORAK
(until 15 December 1997)
Chief executive of VEBA Aktiengesellschaft,
Berlin

DR. ANNETTE FUGMANN-HEESING
(until 2 September 1997)
Senator for Finance, Berlin

REGINA GEISS
(until 15 December 1997)
Section head of Bewag, Berlin

JAMES R. HARRIS
(from 26 September 1997 until
15 December 1997)
Vice President of
Southern Energy Inc., Marietta

HARALD JOOS
(until 28 August 1997)
Chairman of the management of Schindler
Aufzugefabrik GmbH, Berlin

JORG KLOSE
(until 15 December 1997)
Contract clerk of Bewag, Berlin

DR. KURT LANGE
(until 15 December 1997)
Chairman of the Public Services and Transport
Trade Union, Berlin regional administration,
Berlin

DR. OTTO MAJEWSKI
(until 15 December 1997)
Chairman of the Board of Management of
Bayernwerk Aktiengesellschaft, Munich

ELMAR PIEROTH
(until 2 September 1997)
Senator for Economic Affairs and Public Utility
Companies, Berlin

KLAUS POMMERANIG
(until 15 December 1997)
Former departmental head of the energy sector in the Public Services and Transport Trade Union, Berlin regional administration, Berlin

OLAF ROCH
(until 15 December 1997)
Shop supervisor of Bewag, Berlin

DR. JOACHIM SCHMELZER
(until 15 December 1997)
Head of a main department/Staff member with special responsibilities of Bewag, Berlin

DR. LORENZ SCHOMERUS
(until 1 September 1997)
State secretary in the Federal Ministry of Economics, Bonn

MANFRED SCHWARZE
(until 15 December 1997)
Chairman of the Works Council of
Bewag, Berlin

WOLFGANG STEINRIEDE
(until 23 September 1997)
Former spokesman of the Board of
Management of Bankgesellschaft Berlin
Aktiengesellschaft, Berlin

JAMES A. WARD
(from 26 September 1997 until
15 December 1997)
Vice President of Southern Energy Inc.,
Fayetteville

                               BOARD OF MANAGEMENT

PROF. DR. DIETMAR WINJE
Chairman
Energy business and corporate development,
Berlin

DR. BERND BALZEREIT
Finance and legal affairs, Berlin

DR. KLAUS BECHTOLD
Generation and heating, Berlin

J. BRUCE JONES
(from 1 February 1998)
Electricity grid and sales, Berlin

DR. KURT LANGE
(from 1 February 1998)
Human resources and employee services, Berlin

                      RESIGNED FROM THE BOARD OF MANAGEMENT

MICHAEL PAGELS
(until 31 October 1997)
Personnel and organisation, Teltow

                                                                 APPENDIX II

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                                      NOTES

SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Bewag financial statements comply with accounting principles generally accepted in Germany ("German GAAP"), which differs in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). The significant differences that affect the net income and shareholders' equity of Bewag as of and for the year ended June 30, 1998 are described below:

  (A) INVESTMENT IN SUBSIDIARIES

     In accordance with German GAAP, investments in controlled subsidiaries are not required to be consolidated if certain materiality tests are met, and can be recorded under the cost method (and, if applicable, the lower of cost or market method). As Bewag meets these materiality tests for all controlled subsidiaries, it accounts for these entities under the cost method. Under the cost method of accounting, dividends declared are the basis for recognizing earnings from an investment.

     A controlled subsidiary is generally defined under U.S. GAAP as all majority-owned subsidiaries unless control is temporary or does not rest with the majority owner. Under U.S. GAAP, controlled subsidiaries are consolidated, with a minority interest shown as an adjustment to net income or loss and as a separate item on the balance sheet.

     Certain of Bewag's controlled subsidiaries were acquired in a purchase requiring purchase accounting treatment under U.S. GAAP. The purchase method requires that assets acquired and liabilities assumed be accounted for at fair value. The excess of purchase price over the fair value of net assets acquired is recorded as goodwill. Under U.S. GAAP, goodwill must be capitalized and amortized through the income statement over its estimated useful life, which may not exceed 40 years.

     In accordance with German GAAP, Bewag has written down its investment in EAB Fernwarme to its estimated value. The consolidation of EAB Fernwarme as required under US GAAP resulted in the reversal of the amounts previously written down, including the current year amount of DM 19.5 million. The attached reconciliation also reflects the other entries necessary to completely consolidate Bewag's controlled subsidiaries.

  (B) MINORITY INTEREST

     Under German GAAP, minority interest is included as a separate component of shareholders' equity and included in net income. Bewag has not recorded minority interest as subsidiaries have not been consolidated as allowed under German GAAP. Under U.S. GAAP, minority interest is eliminated from income and is shown as a liability to the minority owners on the balance sheet.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

  (C) INVESTMENT IN AFFILIATED COMPANIES

     In accordance with German GAAP, investments in affiliated companies (affiliated companies generally are entities which are 20-50% owned by Bewag) are not required to be accounted for under the equity method, if certain materiality tests are met, and can be recorded under the cost method (and, if applicable, the lower of cost or market method). As Bewag meets these materiality tests for all affiliated companies, it accounts for these entities under the cost method. Under the cost method of accounting, dividends declared are the basis for recognizing earnings from an investment.

     Under U.S. GAAP, investments in affiliated companies are recorded using the equity method of accounting if an investment enables the investor to influence the operating or financial decisions of the investee, with the balance of each investment being increased or decreased, as appropriate, to account for the investor's proportionate share of the investee earnings. Upon disposal, the above differences would also result in differing gains and losses on disposition.

     Certain of Bewag's affiliated companies were acquired in a purchase requiring purchase accounting treatment under U.S. GAAP. The purchase method requires that assets acquired and liabilities assumed be accounted for at fair value. The excess of purchase price over the fair value of net assets acquired is recorded as goodwill. Under U.S. GAAP, goodwill must be capitalized and amortized through the income statement over its estimated useful life, which may not exceed 40 years.

     In accordance with German GAAP, Bewag has written down its investment in several affiliated companies to the estimated value of these investments. The application of the equity method of accounting as required under U.S. GAAP resulted in the reversal of the amounts previously written off, prior to booking the appropriate entries to record Bewag's equity in the earnings of the affiliated companies.

  (D) DEPRECIATION

     Under German GAAP, certain fixed and intangible assets are depreciated based on accelerated depreciation methods permitted by German law. German GAAP allows disclosure of the effect of accelerated depreciation in a special balance sheet position known as "Sonderposten", or deduction from the cost basis of the assets. The "Sonderposten" recorded under German GAAP includes depreciation in accordance with section 4 FordG and section 14 BerlinFG. Further, depreciable lives differ from those allowed under U.S. GAAP and 75% of the annual depreciation amount is allowed in the year an asset is placed in-service. German GAAP allows, under certain circumstances for the cost basis of assets to be adjusted (e.g. assets sales gains being transferred to newly acquired fixed assets). Such adjustments are not allowed under U.S. GAAP. Under U.S. GAAP, fixed and intangible assets are recorded at cost and depreciated over their useful life. For purposes of the reconciliation to U.S. GAAP, fixed and intangible assets have been depreciated on a straight-line basis. Depreciation in the in-service year is taken from the date the asset is placed in-service.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

  (E) AMORTIZATION OF INVESTMENT GRANTS AND CONSTRUCTION COST SUBSIDIES

     The amortization of certain deferred revenue, comprised of customer and government payments in support of investments, which is being amortized over the depreciable lives of the related assets for German GAAP purposes, has been adjusted to reflect the useful lives used for U.S. GAAP purposes.

  (F) INTEREST CAPITALIZATION

     German GAAP permits, but does not require, the capitalization of interest as part of the historical cost of the acquisition of assets that are constructed or otherwise produced for an enterprise's own use. Bewag has elected to expense these interest costs as incurred. U.S. GAAP requires the capitalization of such interest costs. The additional cost is depreciated over the expected useful life of the related asset.

  (G) DEBT DISCOUNT

     German GAAP permits, but does not require, discount associated with the issuance of debt to be expensed as incurred. U.S. GAAP require that such discount be capitalized and amortized to income over the life of the related debt.

  (H) PENSIONS AND OTHER EMPLOYEE BENEFITS

     Under German GAAP, the Company provided for pension costs in accordance with article 6a of the German Income Tax Act. Pension accounting under U.S. GAAP is prescribed by Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"). SFAS 87 requires actuarial computation of the pension costs for defined benefit plans using the Projected Unit Credit Method and includes current service cost, interest cost, return on plan assets and amortization of actuarial gains/losses and prior service cost. Prior service cost is amortized over the future service period of active employees. Unrecognized gains and losses exceeding 10% of the greater of the projected obligation or the market-related value of the plan assets are amortized over the average service period of active employees. Differences between U.S. GAAP and German GAAP relate primarily to future service costs, which are required to measured under SFAS 87 and interest costs, which are fixed under German GAAP.

     SFAS 87 requires that companies located outside the United States adopt the provisions of SFAS 87 for fiscal years beginning after December 15, 1988. Due to the significant period of time which elapsed between the date when SFAS 87 would have been required to be adopted and the time when Bewag first determined to prepare U.S. GAAP financial information, adoption of the provisions of SFAS 87 as of July 1, 1989 was not feasible. Accordingly, SFAS 87 has been adopted from July 1, 1997. As of the date of adoption, a transition obligation was calculated under requirements of SFAS 87 and is being amortized over a 15 year period beginning on the assumed implementation date of July 1, 1989.

  (I) PROVISIONS AND ACCRUALS

     German GAAP permits the recognition of accruals and provisions for uncertain liabilities and loss contingencies. The amount of such accruals or provision represents the anticipated expenses of

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

the company. Specific examples include the establishment of a provision in the amount of DM 38.4 million to repair the facade of the old corporate headquarters as well as a DM 34 million provision for future lease payments for the current corporate headquarters. Under U.S. GAAP, an accrual for a loss contingency is recorded by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and at the same time the minimum amount of the loss can be reasonably estimated. Less precisely determinable reserves for future losses, costs, or risks do not meet the condition for accrual under U.S. GAAP and have been eliminated.

  (J) SPECIAL ITEM "RESERVE UNDER SECTION 6B ESTG"

     Under German GAAP, gains on disposal of land can be transferred to new acquisition of land by offsetting against acquisition costs within a period of four years after the disposal became effective. Gains not yet transferred are recorded as a special item (Reserve under section 6b EStG) in accordance with German GAAP.

     Under U.S. GAAP this treatment is not allowed. The special item for gains on disposal of land therefore is eliminated. Gains of prior years increased equity and the current gains added to the special item are taken to income under U.S. GAAP.

  (K) SPECIAL PROVISION IN ACCORDANCE WITH D-MARKBILANZGESETZ ("SPECIAL LOSS ACCOUNT")

     As allowed under German GAAP, Bewag has recorded a special provision in accordance with D-Markbilanzgesetz ("special loss account") as an asset on the balance sheet and a corresponding account shown as a component of equity. This special provision relates to the opening balance sheet prepared under the regulations of the D-Markbilanzgesetz (DMBilG) of the former East German electric utility Energieversorgung Berlin AG ("EBAG") as of July 1, 1990, the date when all East German companies converted their accounting systems. The special provision relates to liabilities (primarily environmental related liabilities and restitution claims) assumed by Bewag after merging with EBAG. Adjustments made to these offsetting accounts do not impact earnings under German GAAP. Under U.S. GAAP, the special provisions have been eliminated. The associated liabilities are included on the balance sheet as appropriate for U.S. GAAP with adjustments to the liabilities being treated as changes of estimates and included in the U.S. GAAP operating results in the period the change in estimate occurs.

  (L) DEFERRED TAXES

     Under German GAAP, deferred tax assets and liabilities are not generally recognized for all differences between the book carrying values and the tax bases of assets and liabilities.

     Under U.S. GAAP, deferred tax assets and liabilities for temporary differences using enacted tax rates in effect at year-end are recognized in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, net operating loss carryforwards that are available to reduce future taxes are recognized as deferred tax assets. Such amounts are reduced by a valuation allowance to the extent that it is "more likely than not" that the deferred tax assets will not be realized.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

     The deferred tax liability on U.S. GAAP adjustments covers the future tax burden related to the additional depreciation recorded for in the special item with partial reserve character that is disclosed in the notes under German GAAP.

  (M) OTHER

     Several other differences from German GAAP to U.S. GAAP are considered insignificant for the reconciliation of financial statements as of June 30, 1998.

     Under German GAAP, securities and other investments are valued at the lower of acquisition costs or market value at the balance sheet date. Adjustments to record investments below cost are included in the income statement. Under U.S. GAAP marketable equity and debt securities are classified into three categories: held-to-maturity securities, available-for-sale securities or trading securities. For U.S. GAAP purposes, Bewag's securities are considered to be held to maturity and therefore carried at the adjusted cost at the balance sheet date.

     Other but insignificant differences in accounting principles include unrealized gains from foreign currency translations and other costs and income amounts in the German financial statements that are capitalized or deferred for U.S. GAAP purposes, respectively.

  (N) NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", (SFAS No. 133), which is effective for fiscal years beginning after June 15, 2000 (July 1, 2000 in the case of Bewag). This statement requires that all derivative financial instruments be reflected on the balance sheet at fair value, with changes in fair value recognized periodically in earnings or as a component of other comprehensive income, depending on the nature of the underlying item, changes in the fair value of the derivative will be recognized currently in the statements of profit and loss. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133", that amends SFAS No. 133 to be effective for all fiscal quarters or all fiscal years beginning after June 15, 2000. Additionally, on June 15, 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133", that addresses a limited number of issues causing implementation difficulties for a large number of entities preparing to apply Statement 133.

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition In Financial Statements. This bulletin summarizes the views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The staff believes that the change must be reported, by all registrants, no later than the fourth fiscal quarter of the fiscal year beginning after December 15, 1999.

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)

RECONCILIATION TO U.S. GAAP

     The following is a summary of the significant adjustments to net income for the year ended June 30, 1998 and to shareholders' equity at June 30, 1998 which would be required if U.S. GAAP had been applied instead of German GAAP.


                                                                      YEAR ENDED
                                                              NOTE   JUNE 30, 1998
                                                              ----   -------------
                                                                             TDM

Net income as reported in the statement of operations under
  German GAAP...............................................            279,000
Adjustments required to conform to U.S. GAAP:
  Investment in subsidiaries................................  (a)       -17,117
  Minority interest.........................................  (b)          -895
  Investment in affiliated companies........................  (c)         1,283
  Depreciation..............................................  (d)        41,439
  Amortization of investment grants and construction cost
     subsidies..............................................  (e)       -22,472
  Interest capitalization...................................  (f)         2,918
  Debt discount.............................................  (g)        -2,034
  Pension and other employee benefits.......................  (h)       -45,896
  Provisions and accruals...................................  (i)         2,005
  Special item "Reserve under section 6b EStG"..............  (j)         8,517
  Special provision in accordance with DMBilG...............  (k)        87,703
  Deferred taxes............................................  (l)       -16,555
  Deferred tax effect of U.S. GAAP adjustments..............  (l)        23,957
                                                                       --------
     Net income in accordance with U.S. GAAP................            341,853
                                                                       ========

                                    BEWAG AG

                            BUSINESS YEAR 1997/1998
                              NOTES -- (CONTINUED)



                                                                         AS OF
                                                              NOTE   JUNE 30, 1998
                                                              ----   -------------
                                                                             TDM

Shareholders' equity as reported in the balance sheet under
  German GAAP...............................................            3,606,387
Adjustments required to conform to U.S. GAAP:
  Investment in subsidiaries................................  (a)         -42,067
  Minority interest.........................................  (b)         -12,022
  Investment in affiliated companies........................  (c)          80,977
  Depreciation..............................................  (d)       5,429,538
  Amortization of investment grants and construction cost
     subsidies..............................................  (e)        -291,520
  Interest capitalized......................................  (f)          28,560
  Debt discount.............................................  (g)           6,983
  Pension and other employee benefits.......................  (h)        -220,162
  Provisions and accruals...................................  (i)         103,440
  Special item "Reserve under section 6b EStG"..............  (j)          25,187
  Special provision in accordance with DMBilG...............  (k)        -384,564
  Deferred taxes............................................  (l)          90,410
  Deferred tax effect of U.S. GAAP adjustments..............  (l)      -2,646,565
                                                                      -----------
Shareholders' equity in accordance with U.S. GAAP...........            5,774,582
                                                                      ===========